Exhibit 99.1

May 1, 2008

Dear Axcelis shareholder,

Today at Axcelis’ Annual Meeting of Stockholders, Stephen R. Hardis, R. John Fletcher and H. Brian Thompson were re-elected to the Board of Directors.  Stockholders also ratified the appointment of Ernst & Young LLP as the Independent Registered Public Accounting firm for the Company.  In addition, a proposal seeking to change the Certificate of Incorporation to provide for the elimination of the classified board structure failed to receive the approval of the requisite 75% of the outstanding shares.

Directors Hardis, Fletcher, and Thompson received less than a majority of the stockholder vote in support of their election.  We believe that these results were impacted by the recommendation by Institutional Shareholder Services that stockholders withhold their votes for the election of the director nominees due to the failure of the Board to recommend in favor of the proposed change to the Certificate of Incorporation.  Under one of Axcelis’ corporate governance policies, each of these directors will offer to resign from the Board.  The Nominating and Governance Committee will consider each of these resignations and make a recommendation to the full Board on the acceptance or rejection of the resignations. The Board will then act on the recommendation as they determine appropriate and in the best interests of shareholders.  Axcelis will report on the Board’s decision once it is made.

Sincerely,

Mary G. Puma

Chairman of the Board,

Chief Executive Officer and President